SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                          SCHEDULE 13G

            Under the Securities Exchange Act of 1934


               TRANSPORTATION SAFETY LIGHTS, INC.
                          -------------
                        (Name of Issuer)

             Common Stock, $0.001par value per share
           ------------------------------------------
                 (Title of Class of Securities)

                            89388w104
                           -----------
                         (CUSIP Number)



  Check the appropriate to designate the rule pursuant to which this Schedule is
                             filed:


                        [_] Rule 13d-1(b)
                        [X] Rule 13d-1(c)
                        [_] Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's
initial filing on this form with respect to the subject class of securities, and
 for any subsequent amendment containing information which would alter
           disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed
  to be "filed" for the purpose of Section 18 of the Securities
                         Exchange Act of
   1934 ("Act") or otherwise subject to the liabilities of tat section of the Act
but shall be subject to all other provisions of the Act (however, see the
                             Notes).




Schedule 13G                                    Page 2 of 8 Pages
                    CUSIP No. 89388w104
                        -----------
-----------------------------------------------------------------

      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Scott Bleazard                       ###-##-####
-----------------------------------------------------------------

      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.
        (a) [_]

        (b) [_]
-----------------------------------------------------------------

      SEC USE ONLY
 3.

-----------------------------------------------------------------

      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      U.S.A.
-----------------------------------------------------------------

                          SOLE VOTING POWER
                     5.
     NUMBER OF            325000
      SHARES       ----------------------------------------------

                          SHARED VOTING POWER
   BENEFICIALLY      6.
      OWNED BY            0
                   ----------------------------------------------

       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          325000
       PERSON       ---------------------------------------------

                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0
-----------------------------------------------------------------

      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      325000
-----------------------------------------------------------------

      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.

         [_]
-----------------------------------------------------------------

      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
      8.8%
-----------------------------------------------------------------

      TYPE OF REPORTING PERSON
12.
      IN
-----------------------------------------------------------------





  Schedule 13G                          Page 3 of 8 Pages
                 CUSIP No. 89388w104
                      -----------

-----------------------------------------------------------------

      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Stephen  Brock               ###-##-####
-----------------------------------------------------------------

      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.
        (a) [_]

        (b) [_]
-----------------------------------------------------------------

      SEC USE ONLY
 3.

-----------------------------------------------------------------

      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      U.S.A.
-----------------------------------------------------------------

                          SOLE VOTING POWER
                     5.
     NUMBER OF            325000
       SHARES       ---------------------------------------------

                          SHARED VOTING POWER
   BENEFICIALLY      6.
      OWNED BY            0
                   ----------------------------------------------

       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          325000
       PERSON       ---------------------------------------------

                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0
-----------------------------------------------------------------

      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      325000
-----------------------------------------------------------------

      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.

        [_]
-----------------------------------------------------------------

      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
      8.8%
-----------------------------------------------------------------

      TYPE OF REPORTING PERSON
12.
      IN
-----------------------------------------------------------------





Schedule 13G                                 Page 4 of 8 Pages
                   CUSIP No. 89388w104
                     --------------

Item 1  Issuer

     (a) The name of the issuer is Transportation Safety Lights, Inc. (the "Issuer").

     (b) The address of the Issuer's principal executive offices is 500 N. Rainbow Blvd., Suite 300, Las Vegas, NV 89107.

Item 2  Reporting Persons

     (a)  The names of the persons filing this Schedule are Scott
Bleazard and Stephen  Brock.

     (b)  The address of the persons filing this Schedule is 500
N. Rainbow Blvd. Suite 300, Las  Vegas NV 89107.

     (c) Scott Bleazard and Stephen Brock are citizens of the United States of America.

     (d) The title of the class of securities to which this Schedule relates is
          Common Stock, $0.001 par value.

     (e) The CUSIP number of this class of securities is 89388w104.

Item 3  Type of Reporting Person

        Not Applicable

Item 4  Ownership

    Reference is made to Items 5 though 12 of the Cover Pages of this Schedule. The aggregate number of shares of Common Stock of the Issuer owned by the reporting persons is 650,000 which represents 17.6% of the issued and outstanding Common Stock of the Issuer.

Item 5  Ownership of Five Percent or Less of a Class

        Not applicable

Item 6  Ownership of More than Five Percent on Behalf of Another
Person

        Not Applicable




Schedule 13G                                           Page 5 of 8 Pages
                        CUSIP No. 89388w104
                            -----------

Item 7  Identification and Classification of Subsidiary, etc.

        Not Applicable

Item 8  Identification and Classification of Members of the Group

        Not Applicable

Item 9  Notice of Dissolution of Group

        Not Applicable

Item 10 Certifications

     By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




Schedule 13G                                        Page 6 of 8 Pages
                     CUSIP No. 89388w104
                         -----------


                                   Signature

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


                                            Date  August 13, 2001



                                                 /s/SCOTT BLEAZARD
                                                 ----------------
                                                 Scott Bleazard


                                                 /s/STEPHEN  BROCK
                                                 ----------------
                                                 Stephen  Brock




Schedule 13G                                        Page 7 of 8 Pages
                   CUSIP No. 89388w104
                     -------------



                      EXHIBIT INDEX


     EXHIBIT                                      PAGE
     -------                                      ----


     Exhibit A      Joint Filing Agreement        10








Schedule 13G                                    Page 8 of 8 Pages
                   CUSIP No. 89388w104
                      -------------

                                                       EXHIBIT A
                                                       ---------



                            JOINT FILING AGREEMENT
                            ----------------------



     The undersigned hereby agree that a single Schedule 13G (or any amendment thereof) relating to the Common Stock of Transportation Safety Lights, Inc., shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

     Date:  August 13, 2001



                                                 /s/SCOTT BLEAZARD
                                                 ----------------
                                                 Scott Bleazard


                                                 /s/STEPHEN  BROCK
                                                 ----------------
                                                 Stephen  Brock